Exhibit 99


                                            FOR IMMEDIATE RELEASE
                                            ---------------------


                HENKEL COMPLETES ACQUISITION OF DEP

Dusseldorf, Germany, September 18, 1998 -- HENKEL KGaA announced that the merger of its wholly-owned subsidiary, Henkel Acquisition Corp. II, with DEP Corporation (NASDAQ SmallCap
Market: DEPCC) became effective today, completing Henkel's acquisition of DEP. Under the terms of the merger, all remaining DEP stockholders will receive $5.25 in cash upon surrender of the certificates for their shares to a Paying Agent appointed for that purpose. A Notice of Merger and Letter of Transmittal for surrendering shares will be mailed to holders of DEP common stock who did not tender their shares in the tender offer shortly.


Contacts:

Michael Rolf Fischer, Henkel KGaA, Corporate Communications
Phone:  +49-211-797-4191/Fax:  +49-211-798-4040

Larry Dennedy, MacKenzie Partners, Inc.
Phone:  212-929-5239/Fax:  212-929-0308

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